Exhibit 99.1
Remarks by Marty Barrington, Altria’s Chairman and Chief Executive Officer, and other members of Altria’s senior management team
2015 Consumer Analyst Group of New York (CAGNY) Conference
Boca Raton, Florida
February 18, 2015

Remarks by Marty Barrington

Good morning, everyone, and thanks, Chris. It’s a very great pleasure to be back at CAGNY and with all of you. Several members of our management team join me this morning, including Howard Willard, Dave Beran, Billy Gifford and Murray Garnick. In case you didn’t hear the news, Dave will be retiring after 38 extraordinary years with the company. On March 1, Howard will succeed Dave as Chief Operating Officer and Billy will become Chief Financial Officer. We’ll all be available during the question and answer portion of this morning. Of course, we’re also hosting dinner this evening, which will be a great opportunity to spend some time together with us and the other members of our management team.
Before we begin, please review the Safe Harbor Statement and the Forward-Looking and Cautionary Statements section in today’s press release for a description of the various factors that could cause our actual results to differ materially from projections included in today’s remarks. Reconciliations and further explanations of the non-GAAP financial measures we discuss today are available on altria.com.
2014 was a very strong year for Altria and its shareholders, and we believe that Altria continues to be a terrific investment. Let’s take a quick look at 2014:

•	We grew adjusted diluted earnings per share (EPS) 8%.

•	We grew our dividend 8.3%, and paid shareholders $3.9 billion in dividends.

•	The smokeable products segment grew adjusted operating companies income (OCI) 6.7%.

•	Marlboro achieved record retail share of 43.8%, larger than the next 10 brands combined.

•	Copenhagen and Skoal combined achieved record retail share since the UST LLC (UST) acquisition of 51.2%.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

•	And we delivered total shareholder return of over 34%.
We’re very pleased with these results and proud of our talented employees who produced them. Of course, Altria wasn’t strong just in 2014. It has a remarkably strong track record of consistently delivering for our shareholders. Today we’ll discuss with you our long-term financial goals, strategies, performance and outlook for 2015.
Our first long-term financial goal is to grow adjusted diluted EPS at an average annual rate of 7% to 9%. Since 2009, we’ve done just that, growing at a compounded annual rate of 8%.
Our second long-term goal is to maintain a target dividend payout ratio of approximately 80% of adjusted diluted EPS. We remain focused on returning cash to shareholders through our strong and growing dividend. Altria’s dividend payout ratio is the highest in the S&P Food, Beverage and Tobacco Index. We’re proud to say we’ve increased the dividend 48 times in the past 45 years. Over the past five years, our annualized dividend has grown at a compounded annual rate of 8.9%.
We pursue three strategies in order to deliver against these financial goals. Our first is to maximize income from our core tobacco businesses over the long term. The second is to grow new income streams with innovative tobacco products. And our third strategy is to manage our diverse income streams and strong balance sheet to deliver consistent financial performance.
For context, let’s compare Altria in terms of profitability, productivity and performance to the S&P’s Beverage and Food indices. Doing so shows that, using the most recent comparable 12-month data:

•	Altria’s net income margins were up to 2.5 times wider.

•	Altria is extremely efficient, resulting in average net revenues per employee up to three times higher.

•	Free cash flow as a percentage of net revenues was also up to three times higher.

•	And, Altria’s five-year total shareholder return substantially outperformed beverage and food returns.
Altria operates within an attractive domestic tobacco industry. Our business benefits from generally low input costs and little currency exposure, which help to support continued growth of the U.S. tobacco profit pool. Over the past five years, we estimate that the U.S. tobacco profit pool grew at a compounded annual rate of 5.5% to nearly $15.5 billion. In 2014, Altria gained more than half of that profit pool through our tobacco companies’ strong positions across cigarettes, smokeless tobacco and machine-made large cigars.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

As we noted, our first strategy is to maximize income from our core tobacco businesses over the long term. Let’s begin with our smokeable products segment, which includes cigarettes and machine-made large cigars. The strategy for this segment is to maximize income while maintaining modest share momentum on Marlboro and Black & Mild over time.
In 2014, the cigarette category exhibited stable fundamentals, supported by a relatively calm excise tax and regulatory environment. Philip Morris USA Inc. (PM USA) estimates that adjusted industry volume declined 3.5%, consistent with the long-term decline trend of 3% to 4%.
PM USA performed very well against that backdrop. The smokeable products segment delivered 6.7% adjusted operating companies income growth and expanded adjusted OCI margins by almost two percentage points. From 2009 to 2014, adjusted OCI grew at a compounded annual rate of 4.5% and adjusted OCI margins expanded seven percentage points.
Our profit model in the smokeable products segment depends primarily on three key factors: pricing, cost management and the remarkable Marlboro brand. PM USA’s pricing was a strong growth contributor in 2014. Net revenues per thousand units grew 5.1%, a bit ahead of the compounded annual growth rate of 4.4% since 2009. PM USA uses several tools to achieve its objectives. For example, in 2014, it took two cigarette pricing actions totaling 13 cents per pack. Additionally, PM USA took measured steps in select geographies to lower promotions behind some Marlboro offerings. PM USA reduced special price promotions on Marlboro Special Blend in scores of states. While the reductions varied, they averaged $0.13 per pack. Additionally, PM USA invested modestly in some of its highly profitable portfolio brands to enhance overall mix.
PM USA also steadily emphasizes cost management. In the smokeable products segment, while controllable costs per thousand units increased about 3% last year, they’ve held virtually flat since 2009. Additionally, the end of the federal tobacco quota buyout payments will reduce the cost of goods sold by approximately $300 million versus 2014.
PM USA has invested steadily to strengthen Marlboro, and those investments are paying dividends. Today, at almost 44 retail share points, Marlboro is larger than the next 10 cigarette brands combined and is the largest brand in every state. PM USA established a new Marlboro architecture in 2012 featuring four unique flavor families - red, gold, green and black - to enhance the brand’s momentum and relevance.
To better understand how the architecture comes to life, we’ll take a closer look at two of the Marlboro flavor families with strong demographics among adult smokers 21-29, beginning with Marlboro Black. The Marlboro Black family is a prime example of how the architecture has added dimension to the brand

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015 for both loyal and competitive adult smokers. With its bold personality, Marlboro Black has enhanced Marlboro’s position among adult smokers 21-29 and contributed to innovation with Marlboro NXT and Marlboro Edge. In addition to its retail presence and vivid packaging, Marlboro Black engages smokers 21 and older through tailored direct mail and digital communications and adult-only experiences at the Marlboro Black Lounge.
Innovation and expanded use of adult smoker engagement programs also have benefited the Marlboro Green family, which operates in the growing menthol segment. Marlboro Green’s “Flavor Makes the Night” campaign expresses a different, more extroverted side of Marlboro to connect with the social, menthol adult smoker. Using digital tools, age-verified adult smokers can locate Marlboro nightlife promotions.  They receive tips from nightlife experts, known as “Flavor Makers” on Marlboro.com, and can enter for a chance to win a once-in-a-lifetime trip to the Marlboro Ranch in Montana.
Recently, the brand expanded its menthol offerings with Marlboro Menthol Rich Blue in 28 states. Marlboro highlights Rich Blue and the Green Family at retail, including through vibrant imagery designed to appeal to both loyal and competitive adult smokers. Collectively, these efforts have strengthened Marlboro’s relevance, engagement and share among adult menthol smokers.
We’ve discussed Marlboro Black and Green, but each of Marlboro’s flavor families efficiently and responsibly connects with smokers 21 and older, including through digital tools. By investing in mobile technology, Marlboro increased mobile logins ten-fold since 2011. Although the details are proprietary, Marlboro.com mobile logins were in the millions in 2014, to give you some perspective. And, through our large proprietary adult smoker database, Marlboro.com continues to be among the leading CPG websites in average number of unique visitors.
Investments like these have grown Marlboro’s retail share over time, consistent with its strategy, and maintained its leading equity. In our annual review of brand equity done by the market research firm TNS, Marlboro outperformed key competitors again in 2014. These brand equity scores help us gain a deeper understanding of key aspects of brand strength.  Importantly, Marlboro also maintains strong equity scores among adult smokers ages 21-29, which are both higher than competitors and higher than Marlboro’s scores among adult smokers overall.
In machine-made large cigars, John Middleton Co.’s (Middleton) Black & Mild brand continued to lead in the tipped segment in 2014, growing its segment retail share about 2.5 points versus 2013, to over 91%. Black & Mild’s performance also helped grow cigars shipment volume over 6% since 2013. Middleton invested to expand the Black & Mild tipped franchise in 2012 with Black & Mild Jazz, which contributed

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015 to its strong performance. And, Middleton is now expanding Black & Mild Casino nationally to further its momentum. Over the past five years, Black & Mild’s retail share declined about a half a share point annually due to competitive pressure, primarily from low-priced untipped cigars. However, by innovating on its flagship Black & Mild tipped cigars and prioritizing profit ahead of share, Middleton continues to strengthen its position in the category.
Before we leave the smokeable products segment, a brief word on litigation: a comprehensive discussion of tobacco-related litigation is found in the financial statements we filed with our Form 8-K on January 30. Today, we’ll touch briefly on the so-called “lights” class actions and Engle-progeny litigation.
In 2014, we obtained dismissals of the remaining “lights” cases that were pending in federal court. In state court, there are only a handful of such cases that remain. One -- Aspinall in Massachusetts -- may be tried later this year. In Miles/Price, the Illinois Supreme Court granted review of the Fifth District Court of Appeals’ decision to reinstate the prior 2003 judgment. As a reminder, the Illinois Supreme Court already vacated that judgment once eight years ago, and we believe that we have compelling arguments why that judgment should not be reinstated now.
In the Engle-progeny cases, we achieved substantial success in managing these suits, although there were some losses in 2014. Of the 9,400 Engle-progeny claims originally filed in 2008, less than half remain actively pending, mostly in state court. In 2014, we obtained either a defense verdict or a mistrial in more than half of the cases tried. A federal appeals court affirmed the dismissal of almost 750 cases. We expect the Engle-progeny cases to remain active for the next several years.
To sum up on litigation, in 2014, we continued to effectively manage the environment, although significant challenges remain. We will continue to protect the interests of our shareholders by vigorously defending these claims.
Turning to the smokeless products segment, U.S. Smokeless Tobacco Company LLC’s (USSTC) strategy is to increase income by growing volume at or ahead of the category and to maintain modest share momentum on Copenhagen and Skoal combined. USSTC owns the two leading premium smokeless brands. Copenhagen is the most masculine, iconic smokeless tobacco brand. In 2014, Copenhagen achieved 30.8 retail share points and Skoal, which celebrated its 80th birthday last year, had a 20.4% share.
The smokeless category is growing. From 2009 through 2014, USSTC estimates that category volume grew at a compounded annual rate of approximately 5%. In 2014, that growth rate slowed to about 2%. Despite a lower growth rate, USSTC delivered against its strategy. USSTC grew smokeless volume ahead of the category at approximately 2.5%, when adjusted for trade inventory changes and other factors. It

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015 also grew combined retail share on Copenhagen and Skoal by five tenths to 51.2%. And the smokeless products segment delivered adjusted OCI growth of 3.3%.
USSTC also continued to invest in the equities of Copenhagen and Skoal to drive their combined performance. In 2014, Copenhagen continued to post terrific results. Despite investment in Skoal and competitive spending, Copenhagen increased its retail share by 1.5 percentage points versus 2013. Investments to expand the brand through Copenhagen Long Cut Wintergreen and Copenhagen Long Cut Straight have attracted competitive adult dippers to the brand and contributed to its strong share performance.
Skoal introduced its new “A Pinch Better” equity campaign in 2014 that is generating strong awareness among adult dippers. Skoal reinforced “A Pinch Better” through successful equity-enhancing promotions and coupled the campaign with a plan to reduce price gaps between Skoal Classic and the leading discount brand in several geographies. Thus far, Skoal is showing signs of moderating its share declines. Of course, brands are strengthened and built over time and we remain focused on enhancing Skoal’s overall contribution.
USSTC further supports Copenhagen and Skoal’s brand equities, particularly among adult dippers ages 21-29, through mobile engagement. For example, adult dippers used their mobile device to enter Copenhagen’s “Own the Hunt” promotion. Similarly, Skoal garnered its highest number of sweepstakes entries for the “80 Days of Saturdays” promotion, in part through mobile engagement. As a result of these investments, mobile logins among adult dippers of both brands increased 680% versus 2013.
In both the smokeable and smokeless products segments, we’ve invested in both our brand equities and our sales and distribution capability. In fact, over many years, excellent retail execution has been part of our success formula. This includes developing a leading sales organization and offering mutually beneficial trade programs for our companies and trade partners. In our two largest categories, cigarettes and smokeless tobacco, our retail coverage model addresses 95% of total volume and includes approximately 240,000 stores. That broad coverage and a highly efficient distribution network translate into speed to market. In recent national expansions for Marlboro Edge and Copenhagen Southern Blend, our sales group achieved over 85% distribution in targeted stores in just two weeks, and over 90% shortly after that. It’s clear that our sales organization provides a competitive advantage.
So our approach is to maximize these strong tobacco businesses, while innovating for the future. Today, the performance of our large and successful core tobacco businesses helps fund our second long-term

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015 strategy of growing new income streams with innovative tobacco products, while delivering on our long-term financial goals.  Let’s demonstrate how we do this in the context of the e-vapor category.
First, from a category perspective, we estimate approximately $2 billion in e-vapor consumer spending last year, which represents compounded annual growth of 90% since 2011.  That’s an eye-catching growth rate, of course. Though from a dollar perspective, $2 billion in e-vapor spending in the U.S. is very small compared with $86 billion in estimated total tobacco spending. But it’s wise to invest in the promise it may hold.
Second, adult smokers and vapers have a variety of performance, taste and form expectations for e-vapor products. Given the relatively low rates of adoption in e-vapor, it’s pretty clear that today’s e-vapor products generally are falling short of fully meeting their expectations.
Third, brand loyalty remains low and is a key opportunity. As proof of that, we need only remember that five different brands have claimed the title of being the “leading” e-vapor brand between 2011 and 2014.
Our aspiration in e-vapor and other innovative tobacco products is to succeed in the long term.  So that informs our judgment about how to proceed: with dispatch, but in a financially disciplined way, always listening to and learning from the adult tobacco consumer. Products are an essential first step, as are distribution and brand-building. We also believe that a portfolio approach is wiser than a single technology bet.
So, Nu Mark LLC (Nu Mark) began by introducing MarkTen e-vapor products for those adult smokers and vapers who want a familiar experience.  MarkTen has the look and feel of a cigarette and includes FourDraw® technology for a familiar draw.  Over the past year, Nu Mark evolved MarkTen based on feedback from adult smokers and vapers, adding, for example, an offering with 2.5% nicotine by weight and a personal charging case.
Now, combining technology from MarkTen and Green Smoke Inc. and its affiliates (Green Smoke), Nu Mark is further strengthening its product portfolio. Adult vapers are seeking a longer lasting battery, more flavor variety and more value from their cartridge. In response, Nu Mark expects to begin shipping its next generation e-vapor device, MarkTen XL, into a lead market in the second quarter. MarkTen XL has a larger format that delivers twice the liquid and battery life as the current MarkTen and comes in four varieties -- Classic, Menthol, Fusion and Winter Mint. It also offers the familiar form, weight and draw that many adult smokers and vapers prefer.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

Second, we’ve established MarkTen e-vapor products as a national brand. MarkTen is now available in over 130,000 stores, and the national e-vapor distribution platform we’ve built will enable future growth. Again, though it’s too early in the category’s evolution to focus unduly on share leadership, it’s worth pointing out that MarkTen ranked among the top e-vapor brands nationally based on market share as of year-end 2014.
The Green Smoke brand, with its solid position in the online channel, adds further dimension to Nu Mark’s portfolio. We’ve been very pleased with the adult tobacco consumer response to Green Smoke. Later this year, we plan to expand Green Smoke retail distribution and test new packaging and promotional tools. Expect more details on these plans in the coming months.
Third, we’re optimizing our supply chain to support our product portfolio. This is another area where Green Smoke has added immediate value. Through the Green Smoke acquisition, Nu Mark has improved its supply chain efficiency, diversification and cost structure.  And in light of pending U.S. Food and Drug Administration (FDA) regulation, Nu Mark is investing in a robust product quality system, which is validated by the strong feedback from adult tobacco consumers on MarkTen’s quality and consistency.
We’ve also brought our substantial regulatory capabilities to bear on the e-vapor category. This includes advocacy with the FDA and other stakeholders, encouraging states to adopt a minimum age for purchasing e-vapor products, and establishing strict product standards.
We’re nearing the first anniversary of FDA’s proposed e-vapor deeming regulation, about which the agency says it has received more than 135,000 comments. In our engagement with FDA and others, we’ve advocated that the final rule should include a common sense approach to harm reduction, based on science and evidence. We support an approach to regulation that:

•	recognizes differences in product types;

•	creates a level playing field among diverse product types and trade channels;

•	supports the right of informed adults to make choices; and

•	encourages manufacturers to continue innovating to bring potentially lower-risk products to market.
We believe the public health potential here is significant and that FDA has an unprecedented opportunity.
E-vapor is, of course, but one aspect of the portfolio of innovative tobacco products we’re developing. Our approach considers a range of products, which may satisfy different adult tobacco consumer segments for different reasons and under different circumstances. That’s why, for example, our companies are also executing their U.S. plans for Philip Morris International Inc.’s (PMI) next generation platform products.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

This technology provides yet another alternative for adult smokers. It offers a familiar tobacco taste for adult smokers with no ash. We’re supporting PMI in the research needed for a modified risk tobacco product application to the FDA. We’re also developing brand and go-to-market strategies, and will share more on our companies’ plans when the time is right. This work also is providing important learnings and building our capability to succeed in the new environment of FDA regulation of modified-risk tobacco products.
Also, with regard to our licensing and distribution agreement with PMI relative to e-vapor products, Nu Mark expects to begin shipping e-vapor products to PMI for the international market later this quarter. And we understand PMI will discuss these plans in more detail this afternoon.
As you know, our core tobacco companies’ brands are leaders in the categories in which they operate. We have the same long-term aspiration for Nu Mark’s innovative tobacco products. That’s why we’re investing in e-vapor and working with PMI, with our combined decades of research and development, on heat-not-burn products.
Providing adult tobacco consumers with products that carry less risk than traditional cigarettes is not a new goal. But today many of the elements are in place that are needed to help make that goal a reality. Adult tobacco consumers are interested in innovative tobacco products. The regulatory framework is now in place in the U.S. to assess whether a product is less harmful and guide us in how to communicate with adult tobacco consumers. New technologies are showing promise. As adult tobacco consumer preferences continue to evolve, we’ll continue to embrace the opportunities and challenges of bringing them lower risk tobacco products.
Finally, pursuing these strategies -- maximizing the core while innovating for the future -- demands attention to productivity. Through two large programs between 2007 and 2013, Altria reduced costs by approximately $2 billion. Today, we’re continuing to streamline, balance and invest. We’re examining every opportunity to simplify our business, including redesigning more than 100 large and small processes from packaging development to budgeting. We’re managing headcount carefully, cross-training and re-aligning people to where they’re best needed.
And we’re investing appropriately in our priorities. For example, while we’re working to improve e-vapor margins, we expect to continue making disciplined investments in innovative tobacco products. This includes investing in new product development; awareness and trial; and the regulatory science needed to advance our aspiration of bringing FDA approved, reduced-risk products to market. All the

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015 while, we are continuing to pursue -- and have been delivering against -- our long-term financial objective of growing adjusted diluted earnings per share 7% to 9%.
Now, I’ll turn the podium over to Howard for a review of our final strategy and outlook for 2015.
Remarks by Howard Willard
Thanks, Marty.
Our final strategy is to manage our diverse income streams and strong balance sheet to deliver consistent financial performance. Our diverse business model sets Altria apart from its peers and provides flexibility to support consistent earnings delivery.
The strength of our tobacco business provides the foundation for our earnings results. In 2014, the combination of our smokeable and smokeless products segments generated revenues net of excise taxes of over $17 billion and reported operating companies income of almost $8 billion.
Additionally, Altria’s earnings benefit from our unique position in the wine and beer categories. As we’ll reinforce at tonight’s dinner, Altria owns Ste. Michelle Wine Estates Ltd. (Ste. Michelle), a leading domestic wine producer, importer and distributor. Its premium wineries include Chateau Ste. Michelle, Columbia Crest, 14 Hands and Stag’s Leap Wine Cellars. Together, their wines received more than 180 ratings of 90 or better in 2014. In fact, the Wine Advocate recently awarded the 2012 Stag’s Leap Cask 23 Cabernet with the highest rating in the company’s history.
Ste. Michelle grew adjusted operating companies income 13.6% last year and approximately 13% on a compounded annual growth basis since 2009. So Ste. Michelle has continued to deliver strong performance. This is a great business, if small for Altria.
As you know, Altria also holds approximately a 27% stake in SABMiller plc (SABMiller). Equity earnings from our investment in SABMiller have been a nice contributor to Altria’s earnings per share over time. From 2009 to 2014, reported earnings from this investment grew at a compounded annual rate of 10.9%. In 2014, Altria recorded pre-tax earnings from SABMiller of more than $1 billion. And over the past five years, the market value of our stake has grown at a compounded annual rate of over 12% to $22.5 billion at year-end 2014.
As we’ve said many times, we regularly evaluate our SABMiller investment and, at this time, we believe maintaining the asset is in our shareholders’ best interest. Of course, we’re also well aware of speculation respecting global beer consolidation and how that might affect our investment in SABMiller. Our goal

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015 always has been -- and remains -- to manage this investment in a way that delivers the best value for Altria’s shareholders.
Historically, our financial services business has contributed to our diverse business model. Looking ahead, however, we continue to expect lower gains on asset sales from Philip Morris Capital Corporation (PMCC), which has been winding down its operation since 2002.  The net finance receivable has decreased from $9.4 billion in 2002 to $1.7 billion in 2014.  We expect the income contribution from the business to be uneven going forward as underlying lease income continues to decline and the opportunity for additional asset sales diminishes.
In recent years, Altria has taken opportunities to restructure and reduce debt to enhance its balance sheet and credit rating. In 2014, $825 million of debt was retired. Altria also issued $1 billion aggregate principal amount in new, low-coupon debt. As a result of these and other capital markets transactions in recent years, we’ve reduced our weighted average coupon rate from 9.1% at the end of 2009 to 5.7% at the end of 2014 and, last March, Standard & Poor’s upgraded Altria to Triple-B+.
Our strong balance sheet supports our ability to return cash to shareholders through dividends and share repurchases. In 2014, as mentioned, Altria paid shareholders nearly $4 billion in dividends and once again our Board of Directors (Board) raised the dividend -- which currently stands at an annualized rate of $2.08 per share. We also repurchased nearly $1 billion in shares and had $518 million remaining in the current $1 billion program at the end of 2014. During the past five years, combined dividends and share repurchases totaled more than $21 billion. Both dividends and share repurchases are subject to the discretion of Altria’s Board.
Looking to 2015, we begin the year by watching several dynamics:
First, at the macro level, broad economic indicators in the U.S. are moving in the right direction.  Adult tobacco consumers are seeing their economic conditions improve modestly, including due to the significant decline in gas prices. As Marty mentioned, PM USA has taken pricing actions and lowered promotional support behind some Marlboro offerings as it continues to balance maximizing profitability and share growth.  So, our businesses expect some modest improvement in 2015 due to the economy.
Second, adult tobacco consumers continue to explore the options available to them. While cigarettes are by far the largest and most profitable tobacco category, the development of the e-vapor category is evidence of that exploration. Thus far, we do not believe that this exploration has significantly impacted volume in the cigarette category, which has remained stable over the past several years at an annual decline rate of between 3% and 4%.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

Third, I’ll touch on taxes. The state excise tax environment has remained relatively stable for the past several years. State weighted excise taxes per pack of cigarettes have grown at a compounded annual rate of 4.5% since 2009. Thus far in 2015, 19 state and local cigarette excise tax increase proposals have been introduced. State budgets continue to face pressure and changes are very difficult to forecast, so we remain watchful on this issue at the start of each year.
In summary, our diverse business model and strong balance sheet have supported Altria’s consistent performance over time. In 2015, we believe that our strong, distinct capabilities will allow us to navigate the external environment effectively and that we’re well positioned to continue our track record of delivering solid adjusted diluted EPS growth.  Therefore, we reaffirm our expectation to deliver adjusted diluted EPS in a range of $2.75 to $2.80, representing growth of 7% to 9% from our 2014 adjusted diluted EPS base of $2.57.
Now I’ll turn the podium back to Marty for final remarks.
Remarks by Marty Barrington
Thanks, Howard.
In summary, in 2014, Altria once again demonstrated the consistent strength of its business. We believe Altria continues to be a compelling investment, offering both earnings growth and a solid dividend yield. We remain focused on consistently delivering strong shareholder returns. Over the past five years, Altria’s total shareholder return of 230% outperformed both the S&P 500 and the S&P Food, Beverage and Tobacco Index.
Our position within the profitable U.S. tobacco industry makes this possible. No other company in our industry has the brands, the market leadership and the talented employees our companies have. Our core tobacco business is strong thanks to investments we’ve made in the premium brand equities of Marlboro, Black & Mild, Copenhagen and Skoal, which continue to sustain strong margins. We’re innovating for our future, in particular by building a leading position in the e-vapor category over time. And through our diverse business model, strengths in one business can offset a period of softness in others, enabling Altria to deliver consistent performance.
Thanks for your attention. Again we look forward to hosting dinner this evening and, now, we’ll gladly take your questions.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine CellarsTM, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
Today’s remarks contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2013, and its Quarterly Report on Form 10-Q for the period ended September 30, 2014.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015 develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Non-GAAP Financial Measures
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before amortization of intangibles and general corporate expenses, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, operating margins and diluted EPS, on an adjusted basis, which exclude certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that these adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015 financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below. Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted above. Altria’s management cannot estimate on a forward-looking basis the impact of these items on Altria’s reported diluted EPS because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance.

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2014	2013	Growth Rate
Reported diluted EPS from continuing operations	$2.56	$2.26
NPM Adjustment Items	(0.03)	(0.21)
Loss on early extinguishment of debt	0.02	0.34
Asset impairment, exit, integration and acquisition-related costs	0.01	—
SABMiller special items	0.01	0.01
Tax items	(0.01)	(0.03)
Tobacco and health litigation items	0.01	0.01
Adjusted diluted EPS from continuing operations	$2.57	$2.38	8.0%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2013	Growth Rate
Net Revenues	$21,939	$21,868
Excise taxes	(6,416)	(6,651)
Revenues net of excise taxes	15,523	15,217

Reported OCI	$6,873	$7,063
NPM Adjustment Items	(43)	(664)
Asset impairment, exit and implementation costs	(6)	4
Tobacco and health litigation items	27	18
Adjusted OCI	$6,851	$6,421	6.7%
Adjusted OCI margins[1]	44.1%	42.2%
Adjusted OCI margin change (2014 vs. 2013)	1.9pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2014	2009	Compounded Annual Growth Rate
Reported diluted EPS from continuing operations	$2.56	$1.54
NPM Adjustment Items	(0.03)	—
Loss on early extinguishment of debt	0.02	—
Asset impairment, exit, integration, implementation and acquisition-related costs	0.01	0.25
SABMiller special items	0.01	—
Tax items	(0.01)	(0.04)
Tobacco and health litigation items	0.01	—
Adjusted diluted EPS from continuing operations	$2.57	$1.75	8.0%

Altria Group, Inc. and Consolidated Subsidiaries, Free Cash Flow as a % of Revenues Net of Excise Taxes
($ in millions)

Twelve Months Ended September 30, 2014[1]
Net cash provided by operating activities	$4,576
Capital expenditures	(157)
Free cash flow	$4,419

Net Revenues	$24,344
Excise taxes	(6,608)
Revenues net of excise taxes	$17,736

Free cash flow margin[2]	24.9%

[1] Twelve months ended September 30, 2014 data is calculated by adding the relevant first nine-month 2014 and fourth quarter 2013 data.
[2] Free cash flow margin is calculated as free cash flow divided by revenues net of excise taxes.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2009	Compounded Annual Growth Rate
Net Revenues	$21,939	$21,439
Excise taxes	(6,416)	(6,627)
Revenues net of excise taxes	15,523	14,812

Reported OCI	$6,873	$5,231
NPM Adjustment Items	(43)	—
Asset impairment, exit, integration and implementation costs	(6)	263
Tobacco and health litigation items	27	—
Adjusted OCI	$6,851	$5,494	4.5%
Adjusted OCI margins[1]	44.1%	37.1%
Adjusted OCI margin change (2014 vs. 2009)	7.0pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2013	Growth Rate
Net revenues	$21,939	$21,868
Excise taxes	(6,416)	(6,651)
Revenues net of excise taxes	$15,523	$15,217

Shipment volume (units in millions)[1]	126,661	130,510

Revenues net of excise taxes per 1000 units[2]	$122.56	$116.60	5.1%

[1] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

                                                  17
Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2009	Compounded Annual Growth Rate
Net revenues	$21,939	$21,439
Excise taxes	(6,416)	(6,627)
Revenues net of excise taxes	$15,523	$14,812

Shipment volume (units in millions)[1]	126,661	149,966

Revenues net of excise taxes per 1000 units[2]	$122.56	$98.77	4.4%

[1] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2013	Growth Rate
Net revenues	$21,939	$21,868
Excise taxes	(6,416)	(6,651)
Resolution expenses[1]	(4,674)	(4,814)
FDA user fees	(253)	(238)
Revenues net of excise taxes, resolution expenses and FDA user fees	10,596	10,165

Reported OCI	6,873	7,063
NPM Adjustment Items	(43)	(664)
Asset impairment, exit and implementation costs	(6)	4
Tobacco and health litigation items	27	18
Adjusted OCI	6,851	6,421

Controllable costs[2]	$3,745	$3,744

Shipment volume (units in millions)[3]	126,661	130,510

Controllable costs per 1000 units[4]	$29.57	$28.69	3.1%

[1] Amounts exclude pre-tax credits of $43 million and $664 million for the years ended December 31, 2014 and December 31, 2013, respectively, related to NPM Adjustment Items.
[2] Controllable costs are calculated as revenues net of excise taxes, resolution expenses and FDA user fees less adjusted OCI.
[3] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[4] Controllable costs per 1000 units are calculated as controllable costs dividend by shipment volume multiplied by 1000.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2014	2009	Compounded Annual Growth Rate
Net revenues	$21,939	$21,439
Excise taxes	(6,416)	(6,627)
Resolution expenses[1]	(4,674)	(4,971)
FDA user fees	(253)	(38)
Revenues net of excise taxes, resolution expenses and FDA user fees	10,596	9,803

Reported OCI	6,873	5,231
NPM Adjustment Items	(43)	—
Asset impairment, exit, integration and implementation costs	(6)	263
Tobacco and health litigation items	27	—
Adjusted OCI	6,851	5,494

Controllable costs[2]	$3,745	$4,309

Shipment volume (units in millions)[3]	126,661	149,966

Controllable costs per 1000 units[4]	$29.57	$28.73	0.6%

[1] Amount excludes a pre-tax credit of $43 million for the year ended December 31, 2014 related to NPM Adjustment Items.
[2] Controllable costs are calculated as revenues net of excise taxes, resolution expenses and FDA user fees less adjusted OCI.
[3] Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[4] Controllable costs per 1000 units are calculated as controllable costs dividend by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2014	2013	Growth Rate
Net revenues	$1,809	$1,778
Excise taxes	(138)	(130)
Revenues net of excise taxes	$1,671	$1,648

Reported OCI	$1,061	$1,023
Asset impairment and exit costs	(1)	3
Adjusted OCI	$1,060	$1,026	3.3%

                                                  19
Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products and Smokeless Products
($ in millions)
	Full Year Ended December 31, 2014
	Smokeable Products	Smokeless Products
Net revenues	$21,939	$1,809
Excise taxes	(6,416)	(138)
Revenues net of excise taxes	$15,523	$1,671
Combined Smokeable Products and Smokeless Products revenues net of excise taxes	$17,194

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2014	2013	2009
Reported OCI	$134	$118	$43
Exit, integration and acquisition-related costs	—	—	30
Adjusted OCI	$134	$118	$73
Adjusted OCI growth rate (2014 vs. 2013)	13.6%
Adjusted OCI compound annual growth rate (2014 vs. 2009)	12.9%

Source: Altria Group, Inc.

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Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 18, 2015